EXHIBIT 3.173

CERTIFICATE OF FORMATION

OF

BRANDYWINE MIDATLANTIC LLC

          1. The name of the limited liability company is Brandywine Midatlantic LLC.

          2. The address of its registered office in the State of Delaware and New Castle County shall be 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Brandywine Midatlantic LLC effective as of this 10th day of September, 2004.

/s/ Heather L. Reid

Heather L. Reid
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:39 PM 09/10/2004
Filed 03:45 PM 09/10/2004
SRV 040658097 – 3853306 FILED